                                                                    EXHIBIT 10.3

                                   AGREEMENT

THIS AGREEMENT (this "Agreement") is entered into on October 18, 1999 by and by and between John E. King ("Mr. King") and Total Renal Care Holdings, Inc., a Delaware corporation (the "Company").

                                   RECITALS:

A. Mr. King has tendered his resignation as an employee and as an officer of the Company and all of its subsidiaries and affiliated entities effective as of the close of business on July 16, 1999 (the "Effective Date").

B. The Company and Mr. King desire to provide for certain payments in connection with his resignation and to provide for certain other agreements between them as set forth herein.

                                   AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, the parties agree as follows:

1.Confirmation of Resignation. Mr. King hereby confirms his resignation as an employee and as an officer of the Company and all of its subsidiaries and affiliated entities effective as of the Effective Date.

2.Severance Pay; Termination of Benefits. On January 3, 2000, the Company shall pay to Mr. King a severance payment equal to One Hundred and Eighty Thousand Dollars and No Cents ($180,000.00) in one lump sum payment, subject to all required federal, state and local tax and other withholdings. Mr. King acknowledges and agrees that, except for certain unpaid expense reimbursements provided for in Section 4 below, he has received all salary and other payments of any kind to which he was entitled through the Effective Date, including, without limitation, all accrued vacation pay and similar payments to which he was entitled. From and after the Effective Date (including during the Consulting Period, as such term is defined in Section 5(b)), Mr. King shall not be entitled to participate in any of the Company's employee benefit plans, including but not limited to its 401(k) plan and its health, disability and life insurance programs, except to the extent required by law (e.g., pursuant to COBRA).

3.Termination of Employment Agreement. The Company and Mr. King acknowledge and agree that, effective as of the Effective Date, all of their respective rights and obligations under that certain Employment Agreement effective as of March 2, 1998, between the Company and Mr. King (the "Employment Agreement"), shall be deemed to have terminated and to be of no further force or effect; provided, however, that the amendment of the stock options held by Mr. King set forth in clause (i) of Section 6.1 of the Employment Agreement (i.e., the amendment of such stock options to permit the payment of the exercise price by the delivery of shares of Common Stock of the Company held by Mr. King) shall not terminate and shall continue in full force and effect.

4.Expense Reimbursement. Notwithstanding any other provision of this Agreement, Mr. King may submit requests for reimbursement of business related expenses for which he may be entitled to reimbursement pursuant to any Company policy; provided, however, that any and all such reimbursement requests must be submitted no later than October 29,1999 in order to be considered for reimbursement.

5.Consulting and Other Services.

  (a) From and after the Effective Date through August 18, 1999 (the "Initial Consulting Period"), Mr. King served as a consultant to the Chief Executive Officer of the Company (the "CEO") and the Board of Directors on a full-time, exclusive basis and received compensation for such services at the rate of Five Thousand Dollars ($5,000) per week (pro-rated for any partial weeks).

  (b) From September 13, 1999 through the first to occur of (i) December 31, 1999 and (ii) one week after the Company hires a Chief Financial Officer (such period, together with the Initial Consulting Period is referred to herein as the "Consulting Period"), Mr. King shall serve as a consultant to the Chief Executive Officer of the Company or the Interim Chief Executive Officer of the Company (the "CEO") and the Board of Directors on an as-needed, non-exclusive basis on the terms set forth in this Section 5(b). For such consulting services, Mr. King shall be compensated at the rate of One Thousand Dollars ($1,000) per day (subject to pro rata reduction for partial days, based on an eight hour day), such payments to be made in accordance with the Company's regular payroll schedule. In no event shall Mr. King be required to provide consulting services during such period in excess of eighty (80) hours per month. Notwithstanding the foregoing, in the event Mr. King accepts full-time employment with another company or organization during this period, the Company shall not request that he perform consulting services hereunder that would interfere with his ability to perform his obligations as an employee of such company or organization.

  (c) The Company shall promptly reimburse Mr. King, upon receipt of proper documentation, for such reasonable out-of-pocket expenses incurred by him in providing consulting services hereunder as may be approved by the CEO. Except as expressly provided herein, Mr. King shall not be entitled to receive any additional compensation or benefits from the Company for providing consulting services as provided herein.

  (d) Any consulting services provided by Mr. King hereunder shall be provided by Mr. King as an independent contractor and not as an employee of the Company, and nothing contained herein shall be construed to create a continuing employment relationship between Mr. King and the Company. Except as otherwise expressly authorized by the Board of Directors of the Company, Mr. King shall have no power hereunder to act in the name of or on behalf of the Company or in any way to bind the Company in any regard. Mr. King shall indemnify and hold the Company harmless against any claims, losses, damages, liabilities, costs or expenses, including attorneys' fees, arising out of any violation of the restrictions on his authority set forth in this Agreement.

  (e) Nothing in this Section 5 shall be construed to supersede or replace Mr. King's obligation pursuant to Section 4 of the Employment Agreement with the Company to provide up to one hundred and twenty (120) hours per year of consulting services during the two year period following the Effective Date. It is the understanding of the parties Mr. King shall be obligated to provide such consulting services beginning after the expiration of the Consulting Period and ending on the second anniversary of the Effective Date.

6.Amendment of Stock Options. Pursuant to authorization of the Board of Directors of the Company, all stock options held by Mr. King to purchase common stock of the Company (each, a "Stock Option") are hereby amended to (i) provide that they shall continue to vest for one (1) year following the Effective Date in the same manner as if Mr. King were employed by the Company during such period, (ii) extend the exercise period of that portion of each Stock Option that was vested as of July 19, 1999 such that Mr. King may exercise such Stock Option to the extent vested as of July 19, 1999 at any time during the one year period ending on the first anniversary of the Effective Date, (iii) provide that, with respect to any portion of any Stock Option which vests during the one year period ending on the first anniversary of the Effective Date, Mr. King may, after the date on which such Stock Option vests, exercise such portion of such Stock Option during the period provided for in such Stock Option for the exercise of the vested portion of such Stock Option following a termination of employment without cause (as if the date on which such Stock Option vests were the effective date of such termination without cause), and (iv) provide that, upon the consummation of a Change of Control (as such term was defined in Section 3.6(a) of the Employment Agreement) at any time during the one (1) year period ending on the first anniversary of the Effective Date, such portion of each Stock Option as would have vested during such one (1) year period shall, to the extent not vested as of the date on which such Change of Control is consummated, be accelerated and shall be deemed to have vested immediately prior to such Change of Control and Mr. King may, after the date on which such Change of Control is consummated, exercise such portion of such Stock Option during the period provided for in such Stock Option for the exercise of the vested portion of such Stock Option following a termination of employment without cause (as if the date on such Change of Control is consummated were the effective date of such termination without cause).

7. No Effect on Indemnification Agreement. This Agreement shall have no effect on, and shall not limit in any way, the obligations of the Company pursuant to the terms of that certain Indemnification Agreement dated as of October 25, 1995 by and between the Company and Mr. King, a copy of which is attached hereto as Exhibit A (the "Indemnification Agreement").

8. Assistance and Cooperation. In addition to the consulting services to be provided pursuant to Section 5, Mr. King shall assist the Company and cooperate in preparing for any and all litigation, arbitration proceedings, investigations and other legal proceedings (collectively, "Legal Proceedings") relating to matters which occurred during his tenure with the Company and as to which the Company may reasonably request his assistance. Without limiting the generality of the foregoing, Mr. King shall (i) make himself available at such times as may reasonably be requested for depositions in connection with any Legal Proceedings, (ii) make himself available to testify in any Legal Proceedings and (iii) assist the Company in preparing responses to requests for written discovery in any Legal Proceedings. To the extent such assistance is rendered during the Consulting Period, Mr. King shall be compensated in accordance with the provisions of Section 5(b) of this Agreement. To the extent such assistance is rendered after the expiration of the Consulting Period, Mr. King shall only be entitled to be reimbursed for his out-of-pocket expenses in providing such assistance to the Company. The Company shall work with Mr. King in good faith and otherwise use reasonable efforts to ensure that the assistance requested of Mr. King pursuant to this Section 8 will not unduly interfere with Mr. King's other personal and professional commitments at the time any such request is made.

9.Confidentiality and Non-Solicitation.

  (a) Mr. King agrees that (i) in the course of his employment by the Company he has created, used and had access to, and that, in the course of providing consulting services to the Company during the Consulting Period, he may create, use or have access to (A) technical, business, or customer information, materials, or data relating to the Company's present or planned business which has not previously been released to the public with the Company's authorization, including, but not limited to, confidential information, materials or proprietary data belonging to the Company or relating to the Company's affairs (collectively, the "Confidential Information") and (B) other non-public information and materials that concern the Company's business (collectively, "Business Related Information"), (ii) the Confidential Information and the Business Related Information are the property of the Company, (iii) any misappropriation or disclosure of the Confidential Information or the Business Related Information would constitute a breach of trust and could cause serious and irreparable injury to the Company, and (iv) it is essential to the protection of the Company's good will and to the maintenance of the Company's competitive position that the Confidential Information and the Business Related Information be kept secret and that Mr. King not disclose the Confidential Information or the Business Related Information to others or use same to his own advantage or the advantage of others;

  (b) In consideration of the payments being made pursuant hereto, Mr. King agrees that, except to the extent that any Confidential Information or Business Related Information becomes publicly available (otherwise than through a breach of this Section 9 by Mr. King), he will (i) hold and safeguard the Confidential Information and the Business Related Information in trust for the Company, its successors and assigns, (ii) not appropriate or disclose or make available to anyone for use outside of the Company's organization at any time any of the Confidential Information or the Business Related Information, whether or not developed by Mr. King, (iii) at all times keep in strictest confidence all Confidential Information and all Business Related Information, and (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within his control, to any person, firm or corporation, or use directly or indirectly, for his own benefit or the benefit of others, any Confidential Information or Business Related Information.

  (c) In consideration of the payments being made pursuant hereto, Mr. King agrees that, during the period from the Effective Date through the second anniversary of the Effective Date, he will not, directly or indirectly, without the prior written consent of the Company (which consent shall not be unreasonably withheld) (i) induce any patient or customer of the Company, either individually or collectively, to patronize any competing dialysis facility, (ii) request or advise any patient, customer or supplier of the Company to withdraw, curtail or cancel such person's business with the Company, (iii) enter into any contract the purpose or result of which would benefit Mr. King if any patient or customer of the Company were to withdraw, curtail or cancel such person's business with the Company, (iv) solicit, induce or encourage any physician (or former physician) affiliated with the Company, or induce or encourage any other person employed by or under contract with the Company, to curtail or terminate such person's affiliation or employment or contractual relationship with the Company, or (v) disclose to any provider of dialysis services the names or physician addresses of any customer of the Company.

  (d) The provisions of this Section 9 notwithstanding, the Company hereby consents to Mr. King's serving as a consultant to Scripps Memorial Hospital with respect to two ESRD facilities located in San Diego County.

  (e) Mr. King agrees that any violation of any covenant in this Section 9 may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, Mr. King agrees that the Company shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Mr. King. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants and provisions. In the event that any provision of this Section 9 is held unenforceable or invalid by any court or other governmental body, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof.

10. Release by Mr. King. As a material inducement to the Company to enter into this Agreement, Mr. King hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company's past, present and future owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries and affiliates (and all past, present and future owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, "Company Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any charges, complaints, claims, liabilities, obligations, controversies and expenses arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any obligation for compensation, lost wages, lost benefits, accrued vacation pay, or any other expectation of remuneration or benefit on the part of Mr. King, including but not limited to, any defamation, intentional or negligent infliction of emotional distress, or any other tort, or any legal restrictions on the Company's right to terminate employees, or any federal state or other governmental statute, regulation, or ordinance (including, without limitation: (i) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (ii) 42 U.S.C. (P) 1981 (discrimination); (iii) 29 U.S.C. (P) 206(d)(1) (equal pay); (iv) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age); (v) the California Workers' Compensation Act; (vi) the California Labor Code; (vii) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (viii) Executive Order 11141 (age discrimination); (ix) (P) 503 and (P) 504 of the Rehabilitation Act of 1973 (disability discrimination); (x) the Employee Retirement Income Security Act (employee benefits); (xi) the Fair Labor Standards Act; (xii) the Americans with Disabilities Act (discrimination against individuals with a disability);
(xiii) the Age Discrimination in Employment Act (age discrimination), and (xiv) the Civil Rights Act of 1991), which Mr. King now has, owns or holds, or claims to have, own or hold, or which Mr. King at any time heretofore had, owned, or held, or claimed to have, own or hold, against each or any of the Company Releasees; provided, however, that the foregoing shall not release the Company from (1) any of its obligations under this Agreement (including the obligation to make the payments provided for herein and to reimburse Mr. King for business expenses as provided in Section 4) or under the Indemnification Agreement, or
(2) any claims arising after October 18, 1999.

11. Release by the Company. As a material inducement to Mr. King to enter into this Agreement, the Company, on its own behalf and on behalf of the subsidiaries and affiliated entities which it controls, hereby irrevocably and unconditionally releases, acquits and forever discharges Mr. King, his personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees (collectively, the "King Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any charges, complaints, claims, liabilities, obligations, controversies and expenses arising out of alleged violations of any contracts, express or implied, or any covenant of good faith and fair dealing, express or implied, which the Company or any of such subsidiaries or affiliated entities now has, owns or holds, or claims to have, own or hold, or which the Company or any of such subsidiaries or affiliated entities at any time heretofore had, owned, or held, or claimed to have, own or hold, against Mr. King or any other King Releasee relating to the performance of Mr. King's duties as an officer or employee of the Company or any of its divisions, subsidiaries or affiliates; provided, however, that the foregoing shall not release Mr. King or any King Releasee from (1) any obligations under this Agreement or under the Indemnification Agreement, (2) any claims arising after October 18, 1999 or (3) any claims arising out of any conduct by Mr. King which was knowingly fraudulent or deliberately dishonest or for which Mr. King would not be entitled to indemnification by the Company under the Indemnification Agreement.

12. Knowing and Voluntary Waiver. The parties expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing the releases provided herein, each party expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims, other than the claims expressly not released as provided above, which such party does not know or suspect to exist in such party's favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claims. The parties acknowledge and agree that they have expressly bargained for the foregoing waiver of the provisions of Section 1542.

13. No Claims; Covenant Not to Sue. Mr. King represents and covenants that (i) he has not filed any complaints, charges or lawsuits, nor commenced any arbitration or similar proceedings, against the Company or any other Company Releasee in connection with any claim or potential claim released hereunder, including any claims under the Employment Agreement, and (ii) he will not do so at any time hereafter; provided, however, that this Section 13 shall not limit Mr. King from commencing arbitration proceedings for the purpose of enforcing his rights under this Agreement or from commencing litigation for the purpose of enforcing any of his rights under the Indemnification Agreement. The Company represents and covenants that (i) it has not filed any complaints, charges or lawsuits, nor commenced any arbitration or similar proceedings, against Mr. King or any other King Releasee in connection with any claim or potential claim released hereunder, and (ii) it will not do so at any time hereafter; provided, however, that this Section 13 shall not limit the Company from commencing arbitration proceedings for the purpose of enforcing its rights under this Agreement or from commencing litigation for the purpose of enforcing any of its rights under the Indemnification Agreement.

14. Non-Admission of Liability. This Agreement shall not in any way be construed as an admission (i) by the Company that it has acted wrongfully with respect to Mr. King or that Mr. King has any rights whatsoever against the Company or any other Company Releasee, and the Company specifically disclaims any liability to or wrongful acts against Mr. King or (ii) by Mr. King that he has acted wrongfully with respect to the Company or any other Company Releasee or that the Company has any rights whatsoever against him or any other King Releasee, and Mr. King specifically disclaims any liability to or wrongful acts against the Company or any other Company Releasee.

15. Non-Disparagement. From and after the date hereof, the Company shall not make any untrue, defamatory or disparaging statements concerning Mr. King, and Mr. King shall not make any untrue, defamatory or disparaging statements concerning the Company or any other Company Releasee. The foregoing notwithstanding, under no circumstances shall testimony given under oath in any lawsuit, deposition or other legal proceeding be held to constitute disparagement of any person or entity in violation of this Section 15.

16. No Confidentiality. Mr. King acknowledges that the Company intends to file a copy of this Agreement as an exhibit to a future filing with the Securities and Exchange Commission. Consequently, Mr. King acknowledges and agrees that the contents of this Agreement will be made publicly available and confirms that he has no expectation of confidentiality with respect to the terms hereof.

17. Miscellaneous.

  (a) Return of Company Property. Mr. King hereby confirms that he has delivered and returned to the Company any and all property, including without limitation, any and all books, records, computer records, files and other materials, documents and similar property, belonging to or concerning the Company or any subsidiary or affiliate of the Company which may be in his possession or control, including any and all documents or other materials containing or constituting Confidential Information or Business Related Information.

  (b) Arbitration of Disputes. All controversies, claims, disputes, and matters in question arising out of, or relating to, this Agreement or the breach hereof, shall be decided by binding arbitration conducted in Los Angeles, California under the applicable rules of the American Arbitration Association or its successor in effect at the time a demand for arbitration is made. The arbitration panel will consist of three arbitrators, one chosen by the Company, one chosen by Mr. King and one chosen by the two arbitrators so chosen. The decision of the majority of the arbitrators, including the determination of the amount of any damages suffered, shall be conclusive, final, and binding on the parties hereto, and their respective heirs, legal representatives, successors, and assigns. The arbitrators shall have no power to award punitive, exemplary or similar damages to any party. Each party shall bear such party's own attorneys' fees and costs in any such arbitration. The costs of the arbitrators and the fees and charges of the American Arbitration Association shall be shared equally by the Company and Mr. King. The arbitrators shall be bound to follow California law and case precedent.

  (c) Notices. Any notice or demand which, by the provisions hereof, is required or which may be given to or served upon the parties hereto shall be in writing and shall be deemed to have been validly served, given or delivered (i) upon confirmation of transmission, if sent by telecopy, (ii) upon actual delivery, if delivered by personal delivery, and (iii) three business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, if sent by mail. All notices shall be sent or delivered to the following addresses or facsimile numbers (or such other address(es) or facsimile number(s) as a party may designate by like notice):

        If to the Company:  Total Renal Care Holdings, Inc.
                            21250 Hawthorne Boulevard, Suite 800
                            Torrance, California 90503
                            Attention: General Counsel
                            Facsimile No.: (310) 792-0044
        If to Mr. King:     John E. King
                            610 Faye Lane
                            Redondo Beach, California 90277
                            Facsimile No.: (310) 540-7886

  (d) Successors and Assigns. The parties hereto acknowledge that the Company shall have the right to assign, with absolute discretion, any or all of its rights and obligations under this Agreement to any of its affiliates, successors and assigns, and this Agreement shall inure to the benefit of, and be binding upon, such respective affiliates, successors and assigns of the Company, in the same manner and to the same extent as if such affiliates, successors and assigns were original parties hereto. This Agreement shall be deemed to be personal to Mr. King and shall not be assignable by Mr. King.

  (e) Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California (without regard to choice of law principles).

  (f) Amendment; Waiver. This Agreement may be amended only by an instrument in writing executed by the parties hereto. No waiver, express or implied, of any breach of any covenant, agreement or duty shall be held or construed as a waiver of any other breach of the same or any other covenant, agreement or duty.

  (g) Entire Agreement. This Agreement and the Indemnification Agreement constitute the entire agreement of the parties hereto and fully supersede and replace any and all prior agreements (including the Employment Agreement) and understandings, whether oral or written, express or implied, between the parties pertaining to the subject matter of this Agreement.

  (h) Captions. The captions of the several sections and paragraphs of this Agreement are used for convenience only and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

  (i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and both of which together shall constitute one and the same Agreement.

  (j) Negotiation. Mr. King acknowledges that (i) he has had an opportunity to negotiate the terms of this Agreement and to receive advice of counsel with regard thereto, (ii) he has carefully read and considered this Agreement, (iii) he fully understands the extent and impact of the provisions of this Agreement, and (iv) he has executed this Agreement voluntarily and without coercion, undue influence, threats, or intimidation of any kind or type whatsoever.

  (k) Time Periods. Mr. King understands that he has the right to be given twenty-one (21) days to consider whether or not to execute this Agreement and that, if he chooses to execute this Agreement before that time period expires, he will be deemed to have voluntarily waived and forfeited such right. Mr. King also understands that he has up to seven (7) days after executing this Agreement to rescind this Agreement by notifying the Company of such recission in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TOTAL RENAL CARE HOLDINGS, INC.

     /s/ George B. Dehuff, III                      /s/ John E. King
By: ____________________________________  ________________________________________
         George B. Dehuff, III                          John E. King
               President